RESOLUTIONS ADOPTED BY BOARD OF DIRECTORS OF

TORTOISE TAX-ADVANTAGED SOCIAL INFRASTRUCTURE FUND, INC.

ON FEBRUARY 12, 2018

Certified Resolutions

The undersigned, as Secretary of Tortoise Tax-Advantaged Social Infrastructure Fund, Inc. (the “Fund”), hereby certifies that the following resolutions were adopted by the Board of Directors (the “Board”) of the Fund, including the directors who are not “interested persons” of the Fund, at a meeting of the Board held on February 12, 2018:

RESOLVED, that the appropriate officers of the Fund be, and each hereby are, authorized and directed to take and/or ratify all necessary action for the Fund to purchase fidelity bond coverage (“Fidelity Bond”) and a Directors and Officers/Errors and Omissions (“D&O/E&O”) liability insurance policy substantially as described in the materials presented at the Meeting; and be it

FURTHER RESOLVED, that it is the finding of the Board of Directors that the Fidelity Bond covering, among others, officers and employees of the Fund in accordance with the requirements of Rule 17g-1 under the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Fund to which any person covered under the Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets and the nature of the securities in the Fund’s portfolio; and be it

FURTHER RESOLVED, that the Fidelity Bond, substantially as described in the materials presented at the Meeting, be, and hereby is, approved by a vote of the Board of Directors (all Directors voting) and separately by the Independent Directors; and be it

FURTHER RESOLVED, that the Secretary of the Fund shall file the Fidelity Bond with the SEC and give the notices required under paragraph (g) of Rule 17g-1 under the 1940 Act; and be it

FURTHER RESOLVED, that the appropriate officers of the Fund are authorized to make any and all payments and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

TORTOISE TAX-ADVANTAGED SOCIAL INFRASTRUCTURE FUND, INC.

Date: May 17, 2018	By:	/s/ Diane M. Bono
Name: Diane M. Bono
Title: Secretary